Exhibit 99.1
Investor Relations Contact                Press Contact
Shirley Stacy                        Shannon Mangum Henderson
Align Technology, Inc.                    Ethos Communication, Inc.
(408) 470-1150                         (678) 261-7803
sstacy@aligntech.com                    align@ethoscommunication.com

SUSAN E. SIEGEL JOINS ALIGN TECHNOLOGY BOARD OF DIRECTORS

SAN JOSE, Calif., March 14, 2017 - Align Technology, Inc. (NASDAQ: ALGN) today announced that it has appointed Susan E. Siegel to its board of directors. Ms. Siegel is CEO of GE Ventures and also serves on the board of directors for multiple councils and associations.

"Sue brings a tremendous amount of experience across the corporate and private healthcare fields to our board of directors," said Joe Hogan, president and CEO of Align Technology. "She is actively engaged in advancing technology within the science sector and is recognized as an influential leader."

Ms. Siegel has 30+ years of experience within corporate companies and venture capital firms. Prior to GE Ventures, Ms. Siegel was a General Partner at Mohr Davidow Ventures, where she led investments in personalized medicine, digital health, and life sciences. Before venture capital, she served as president and board member at Affymetrix and drove the company’s transformation from a pre-revenue start up to a global, multi-billion dollar market cap genomics leader. Prior to Affymetrix, Ms. Siegel led strategy, technology development, licensing, manufacturing, as well as new market creation & development at Bio-Rad, DuPont, and Amersham. Ms. Siegel holds a M.S. in Biochemistry and Molecular Biology from Boston University Medical School and a B.S. in Biology from the University of Puerto Rico. She currently serves on the boards of the National Venture Capital Association, MIT’s The Engine, RAND Health, Stanford Medicine’s Board of Leaders, University of California’s Innovation Council, Harvard Partners’ Innovation Advisory Board, and USC’s Schaeffer Center for Health Policy. She is an Aspen Institute Crown Fellow.

Ms. Siegel is expected to stand for election at the Company’s next annual meeting of stockholders to be held on May 17, 2017.

About Align Technology, Inc.
Align Technology is the leader in modern Clear Aligner orthodontics that designs, manufactures and markets the Invisalign® system, which provides dental professionals with a range of treatment options for adults and teenagers. Align also offers the iTero 3D digital scanning system and services for orthodontic and restorative dentistry. Align was founded in March 1997 and received FDA clearance to market the Invisalign system in 1998. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about the iTero 3D digital scanning system, please visit www.itero.com.

Align Technology, Inc. 2560 Orchard Pkwy, San Jose, CA 95131
Tel: (408) 470-1000 Fax: (408) 470-1010
WWW.ALIGNTECH.COM